Exhibit 99.1

Westwater resources ANNOUNCEs update on debt financing and feasibility RESULTS FOR phase ii of its kellyton graphite processing plant

Centennial, CO – January 28, 2025: Westwater Resources, Inc. (NYSE American: WWR), an energy technology and battery-grade natural graphite development company (“Westwater” or the “Company”), announces that it has received final investment committee approval from the lead lender (a global financial institution), and the Company is working with Cantor Fitzgerald to finalize the overall syndication and closing of the debt financing for the Kellyton Plant. As a result, the estimated timing to close a debt financing transaction has been delayed.

“Given the ‘first of its kind’ nature of the Kellyton Plant, the due diligence process undertaken by the lead lender has been significant, and we are pleased to have approval from the lead lender,” said Steve Cates, Westwater’s SVP-Finance and CFO. “We are focused on getting the other interested lenders through their diligence and approval process and will provide further updates on timing once we have a better line of sight to closing.”

Westwater notes the closing of the debt transaction is also subject to customary agreement on final terms, completion of the syndication, final due diligence, and loan conditions.

Kellyton Graphite Processing Plant - Phase II Definitive Feasibility Study

The Company is also announcing the results of its completed Definitive Feasibility Study (“DFS”) for Phase II and reminds investors that a portion of the Phase II capacity is already committed via the previously announced offtake agreements.

The estimated Phase II amounts below exclude contribution from Phase I of the Kellyton Graphite Processing Plant.

•	Estimated capital costs for Phase II is $453 million, including a 20% contingency.

•	Estimated pre-tax NPV of $1.4 billion (at an 8% discount rate).

•	Total estimated cumulative pre-tax cash flows of $6.3 billion over an estimated operating life of 35-years.

•	Estimated pre-tax IRR of approximately 31.8%.

•	Estimated annual pre-tax, cash flow of $192.6 million.

•	Planned annual production of CSPG to 37,500 metric tons (Total Kellyton capacity projected as 50,000 MT including Phase I and II).

Note the above amounts do not include any potential cost savings or synergies from the Company’s Coosa Graphite Deposit. As previously disclosed, the Coosa Graphite Deposit Initial Assessment has a stand-alone estimated pre-tax NPV-8% of $229 million and an estimated pre-tax free cash flow of $714 million.

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR), an energy technology company, is focused on developing battery-grade natural graphite. The Company’s primary project is the Kellyton Graphite Processing Plant that is under construction in east-central Alabama. In addition, the Company’s Coosa Graphite Deposit is the most advanced natural flake graphite deposit in the contiguous United States and located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “working to finalize,” “estimated timing,” “due diligence,” “line of sight,” “estimated,” “planned,” “projected,” “potential,” “update” or “further updates,” and other similar words or phrases. Forward looking statements include, among other things, statements concerning: off-take agreements with customers; Westwater’s future sales of CSPG products to customers, including the amounts, timing, and types of products included within those sales; possible off-take agreements with other customers; potential debt financing arrangements, including due diligence, the amount and type of debt, its syndication, and the schedule for closing; the anticipated annual production from Phase I and Phase II of Kellyton Graphite Plan; the construction and operation of the Kellyton Graphite Plant and its qualification line; the Company’s Coosa Graphite Deposit; potential synergies or cost savings attendant to the Kellyton Plant and the Coosa Deposit; and the costs, schedules, production and economic projections associated with them. The Company cautions that there are factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such suggested results will be realized. Those uncertainties and other factors are discussed in Westwater’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent securities filings, and they could cause actual results to differ materially from management expectations.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Email: Investorrelations@westwaterresources.net

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